Exhibit 4.12

                              CONSULTING AGREEMENT


Agreement made this 26th day of February, 2002, between ATR Search Corporation, (hereinafter referred to as "Corporation"), and Qurag, Inc., (hereinafter referred to as "Consultant"):

In compliance with the Securities Act of 1933, the following "natural persons" will be the recipients of compensatory shares: Chaim Drizin. No other persons will be recipients of said compensatory shares. No shares are being sought for capital raising transactions or "promotional" efforts of the Corporation's public market.

In compliance with the Securities Act of 1933, the following "natural persons" will be the recipients of compensatory shares: Mark W. Lancaster. No other persons will be recipients of said compensatory shares. No shares are being sought for capital raising transactions or "promotional" efforts of the Corporation's public market.

In consideration of the mutual promises contained in this Agreement, the contracting parties agree as follows:

     Recitals:

  A. It is the desire of the Corporation to engage the services of the Consultant to consult with the Corporation regarding certain opportunities available to the Corporation and other relevant matters relating to the business of the Corporation.

  B. The Consultant is involved in the strategic planning and corporate development industry and, from time to time, does assist businesses in identifying and acquiring certain business and growth opportunities.

  C. The parties desire that the Corporation retain the Consultant to consult with the Corporation and assist the Corporation in identifying, locating and, possibly, acquiring various business and growth opportunities for the Corporation, on the terms and subject to the conditions specified in this Agreement.

  D. Prior to this Agreement, the Corporation and Consultant have agreed that a compensatory, mutually binding agreement, is in the best interest of the Corporation.


                                    AGREEMENT

     Term

1. The respective duties and obligations of the contracting parties shall be for a period of ninety (90) days commencing on the date of February 18, 2002. This agreement will have an automatic three (3) month renewal provision to be enacted upon expiration of initial and subsequent agreement term(s). This Agreement may be terminated by either party only in accordance with the terms and conditions set forth in Paragraph 7, below.

     Services Provided by Consultant

2.  Services

   (a) The Consultant will devote such amount of time and effort necessary to accomplish the services required. However, there is no requirement that Consultant devote a certain amount of time or effort hereunder. During the term of this Agreement, Consultant will provide certain strategic planning services to the Corporation.
   (b) Consultant will aid and assist the Corporation as a consultant to potential strategic alliances, and other Consultative services (collectively, Consultative Services).
   (c) Corporation and Consultant will mutually agree upon any additional duties that Consultant may provide for Corporation outside of this Agreement.

      Compensation

3. In consideration for the services provided by Consultant to Corporation, the Corporation shall pay or cause to be delivered to the Consultant, on the execution of this Agreement, Four Hundred and Seventy-Five Thousand (475,000) shares of the Corporation's common stock, to be registered and "freely tradable" via an S8 registration statement effective immediately.

     Compliance

4. If a registration is contemplated, the shares shall have "piggy back" registration rights and will, at the expense of the Corporation, be included in said registration.

     Representations of Corporation

5.   Representations of Corporation

(a) The Corporation, upon entering this Agreement, hereby warrants and guarantees to the Consultant that all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no misstatements of a material fact. The corporation acknowledges that the information it delivers to the Consultant will be used by the Consultant in preparing materials regarding the Corporation's business, including but not necessarily limited to, its financial condition, for dissemination to the public. Therefore, in accordance with Paragraph 6, below, the Corporation shall hold harmless the Consultant from any and all errors, omissions, misstatements, negligent or intentional misrepresentations, contained in any information furnished by Corporation to Consultant, in accordance with and pursuant to the terms and conditions of this Agreement for whatever purpose or purposes the Consultant sees fit to use said information. The Corporation further represents and warrants that as to all matters set forth within this Agreement, the Corporation has had independent legal counsel and will continue to maintain independent legal counsel to advise the Corporation of all matters concerning, but not necessarily limited to, corporate law, corporate relations, investor relations, all manners concerning and in connection with the Corporation's activities regarding the Securities Act of 1933 and 1934, and state Blue Sky or Securities laws.

Consultant has no responsibility to obtain or render legal advice in connection with the Corporation's sale of securities. All legal, regulatory or licensing matters as relates to the corporate sale of securities are the responsibility of the Corporation and its counsel.

(b) Corporation shall provide, at its' expense, suitable "Due Diligence" packages to Consultant as needed.

     Limited Liability

6. With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Corporation, or to anyone who may claim any right due to any relationship with the Corporation, or any acts or omissions in the performance of services on the part of the Consultant, or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to its willful misconduct or culpable negligence.

     Termination

7. This Agreement may be terminated by either party upon the giving of not less than thirty (30) days written notice, delivered to the parties at such address or addresses as set forth in Paragraph 8, below. In the event this Agreement is terminated by the Corporation, all compensation paid by Corporation to the Consultant shall be deemed earned, and no part of the compensation will be refunded or prorated.

     Notices

8. Notices to be sent pursuant to the terms and conditions of this Agreement, shall be sent as follows:

As to Consultant:
                                   MLSA
                                   1200 Andrews Highway
                                   Midland, Texas 79701
                                   915-697-3636 office
                                   915-699-5856 fax

As to Corporation:
                               ATR Search Corporation
                               29 East 31st Street, 2nd Floor
                               New York, New York 10016
                               (212) 725-6150 office
                                 (212) 725-6228 Fax

     Trade Secrets - Confidentiality

9. Corporation and Consultant mutually acknowledge and agree that any confidential information is proprietary to and a valuable trade secret of Consultant or Corporation as applicable and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to consultant. The parties hereto agree that all such information conveyed to Corporation regarding the operations and services of Consultant or to Consultant regarding the operations, services and products of the Corporation constitutes a trade secret and shall be afforded the protections provided the Uniform Trade Secrets Act or any other applicable laws.

The Corporation and the consultant agree at all times during the term this Agreement and after the termination of this Agreement to hold in strictest confidence, and not to use, except for the benefit of the other party, or to disclose, transfer or reveal, directly or indirectly to any person or entity any Confidential information without the prior written authorization of the other party for a period of two (2) years. For purposes of this Agreement, Confidential Information shall mean any and all information that is not generally known and that is proprietary to both parties or any of their clients, consultants or licensors. Confidential Information includes, without limitation, names of investors, buyers, sellers, borrowers, lenders introduced by the Consultant of its associates' business plans, client lists consultants, financial information, and trade secrets about the Consultant and its products and information or other proprietary information relating to designs, formulas, developmental or experimental work, know how, products processes, computer programs, source codes, databases, designs, schematics, or other original works of authorship.

     Attorneys' Fees - Arbitration

10. In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorneys' fees, expenses and suit costs, including those associated within the appellate or post judgment collection proceedings.

     Any dispute or disagreement arising out of this Agreement shall be fully and finally resolved through binding arbitration, before a single arbitrator in Midland, Texas in accordance with the rules of the American Arbitration Association governing commercial disputes. In the event that the parties cannot agree upon a single arbitrator, the arbitrator shall be a retired judge of the Midland District Court upon ex parte application by any party on 72 hours notice to the other party(ies). The costs of the Arbitration including without limitation, the fees of the arbitrator (but excluding each party's attorney's fees) shall be initially shared equally by the parties but may be awarded by the arbitrator as additional damages in favor of the prevailing party. The Arbitrator shall apply Texas law in reaching his decision. The decision of the arbitrator shall be binding and nonappealable.

     Governing Law

11. This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created under it are performed in Midland County, Texas. In any controversy arising out of this Agreement, venue for said proceeding shall be in Midland County, Texas.

     Parties Bound

12. This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrations, legal representatives, successors, and assigns when permitted by this Agreement.

     Miscellaneous

13.  Other miscellaneous provisions:

(a) Subsequent Events. Consultant and the Corporation each agree to notify the other party if, subsequent to the date of this Agreement, either party incurs obligations which could compromise its efforts and obligations under this Agreement.

(b) Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

(c) Further Actions and Assurances. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Agreement.

(d) Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e) Assignment. Neither this Agreement nor any right created by it shall be assignable by either party without the prior written consent of the other.

(f) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

(g) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

(h) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

(i) Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. In this event, such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(j) Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

IN WITNESS WHEREOF, to the terms and conditions described herein, the parties have set their hands and seal as of the date written above.

ATR Search Corporation                    The Consultant: Qurag, Inc.
  Robert Cox, President                  Mark Chaim Drizin
by: /s/ Robert Cox                      by: /s/ Chaim Drizin
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Date:  2/26/02                          Date: 2/26/02
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